Letter of Intent for the Proposed Acquisition of 100% of the Outstanding Equity / Ownership Interests of Purge Virus LLC

August 20, 2020

Charles Szoradi
President & CEO
Purge Virus LLC
22 Waterloo Ave, Suite 300
Berwyn, PA 19312

Dear Mr. Szoradi:

This letter of intent (the "**Letter of Intent**") dated this 20th day of August 2020 outlines the proposed terms and conditions under which FOMO CORP., or its designees ("**FOMO**") (OTC: ETFM) would consider acquiring all of the outstanding equity including but not limited to all common stock (structured as member units for the LLC) of Purge Virus LLC (together with its ownership interests and intellectual property related to virus cleaning equipment sales, distribution, private-label, assembly and manufacturing) ("**PV**"). Except as specifically provided for herein, the terms of this Letter of Intent are preliminary and non-binding on either party, except for the non-refundable deposit defined in Section 3(d). The complete terms of the proposed transaction between the parties will be set forth in a definitive agreement to be executed by the parties hereto.

1. **Purchase Consideration**. Upon successful completion of mutual due diligence, fulfillment of all other contingencies contained herein and in the Acquisition Agreement (defined below in Section 5), if entered into, FOMO will acquire 100% of the outstanding equity of PV in exchange for preferred stock of FOMO as detailed herein. The parties will work together in good faith to negotiate and enter into the Acquisition Agreement and to consummate the proposed transactions contemplated herein (collectively, the "Proposed Transaction") within 60 days of the date this Letter of Intent is fully executed by the parties. The final terms will be negotiated and mutually agreed upon by the parties upon the successful completion of due diligence by the parties. FOMO has the cash on hand to consummate the transaction so no additional sources of capital are required.

2. **Transaction Structure**. The final Proposed Transaction would be structured as an acquisition of 100% of the issued and outstanding equity including but not limited to shares of stock of PV (the "**Shares**") from the shareholders/owners of equity interests of PV (the "**Shareholders**"). PV would provide standard representations common and customary for transactions of this nature, including, without limitation, that all of the assets, tangible or intangible, used in, or arising out of, the conduct of the business operations of PV, are owned by PV or otherwise held by PV under valid leases or licenses, PV has no subsidiaries and there are no other securities convertible or exchangeable into Shares of common stock, nor any agreements of any kind relating to the issuance of any Shares of common stock or other securities of PV

under the terms of any options, warrants or the like, except for the Option agreements which have been provided.

3. **Purchase Price**.

a. The total proposed "**Purchase Price**" for the Shares shall be an amount equal to the sum of the Base Purchase Price *plus* the Earn-Out Amount (as such terms are defined below in this Section 3).

b. The "**Base Purchase Price**" is calculated as follows:

(i) 50% of the existing diluted common share equivalents (CSEs) of FOMO, representing 3.0 million Series A Preferred Shares convertible into 60.0 million Common Shares, 575,000 Series B Preferred Shares convertible into 575 million common shares, and 1.0 million Series A Preferred Shares convertible into 1.0 million common shares, as converted into a total of 636 million shares of common stock, and 2,581,030,442 common shares as of August 20, 2020. Altogether these classes sum to a total CSE base of 3,217,030,442 common shares.

c. The Base Purchase Price would be paid as follows: 100% Series B Preferred Stock of FOMO. Using the example above: the consideration issued to PV's owners will be 1,608,515,221 CSEs in the form of 1,608,515 Series B Preferred Shares.

d. Upon signing of this LOI, 10% of the Total Base Purchase Price shall be paid in Series B Preferred Stock as a non-refundable deposit on the PV business. At closing, the remaining 90% of the total Base Purchase Price shall be paid 100% in Series B Preferred Stock. If and when PV chooses at its sole discretion not to engage in the final sale within the term of this LOI, PV agrees to return 50% of the deposit provided by FOMO.

e. The above consideration shall be subject to adjustment for conversion of accrued compensation for FOMO's current management and retention of FOMO service providers and strategic advisors and consultants that introduced FOMO to PV.

f. The "**Earn-Out Amount**" shall be calculated as follows:

(i) 10% of the diluted CSEs of the Company upon achievement of the first $1 million of annual revenues, plus 10% of the diluted CSEs of the Company based on revenues generated between $1 million to $5 million, plus 10% of the diluted CSEs of the Company based on pro rata revenues generated between $5 million to $10 million, all of which must be driven solely by PV's principals for virus cleaning products, services or other. Earn-out consideration shall be due and payable at end of each respective fiscal year, pending an audit of the Company's books and records, with consideration payable 100% in the form of Series B Preferred Stock unless otherwise mutually agreed to by FOMO and PV's principals; *plus*

(ii) A cash payment based on a percentage of sales - to be no greater than 10% upon due diligence and mutual agreement to step ups for volumes and performance – such sales must be generated solely by PV's principals for virus cleaning products, services or other.

h. Transaction costs will be only for matters required for auditing the Seller and not including other accounting services. FOMO will inform PV as to whether an audit will be required within five (5) business days after the date this Letter of Intent is fully executed by the parties.

4. **Due Diligence**. Upon the execution and delivery of this Letter of Intent by the parties hereto, the authorized representatives of each party will be granted full and immediate access and opportunity during

reasonable business hours to examine the business, properties, affairs and books and records relating to the other party, subject to Section 11 below in this Letter of Intent and the Confidentiality and Non-Disclosure Agreement, dated the 20th day of August 2020, entered into between FOMO and PV's advisors for the benefit of PV . All access, interviews and inspections of PV's facilities, employees, contractors, customers, and vendors shall require the prior approval of Charles Szoradi, President of PV and its affiliate Independence LED (ILED). All information and documents relating to each other obtained by FOMO or PV and its representatives in connection with such examination shall be afforded confidential treatment, shall not be disclosed to others except as legally required in connection with the Proposed Transaction and in obtaining the necessary approvals related thereto, if any, and shall not be used for any purpose unrelated to the Proposed Transaction.

5. **Acquisition Agreement**. The parties shall proceed to negotiate, prepare, and execute definitive agreements for the proposed acquisition of all of the Shares and the other transactions contemplated herein (collectively, the "**Acquisition Agreement**"). FOMO will provide PV with an initial draft of the Acquisition Agreement on or before the date that is four (4) weeks after the date this Letter of Intent is fully signed by the parties. The Acquisition Agreement shall contain terms, conditions and representations, warranties and covenants that are normal and appropriate for such a transaction of the type contemplated. Neither party intends to be bound by any oral or written statements nor any correspondence concerning the Acquisition Agreement arising during the course of negotiations, notwithstanding that the same be expressed in terms signifying a partial, preliminary or interim agreement between the parties.

6. [INTENTIONALLY LEFT BLANK]

7. **Certain Other Agreements.**

a. Each party will bear its own costs and expenses in connection with the transactions contemplated hereby, including without limitation, fairness opinions (which are acceptable to each of the parties) attorneys' and accountants' fees, travel and living expenses and all other out-of-pocket expenses, provided, that, notwithstanding the foregoing, FOMO will reimburse PV the costs of an audit if an audit is required at the earlier of closing or within 10 business days after termination of this Letter of Intent.

b. The facts and economic terms of this Letter of Intent or the Acquisition Agreement shall not be disclosed without the prior written consent of each party unless required by law.

c. In the event that any action is filed in relation to this Letter of Intent, it is agreed that all claims, disputes and controversies arise out of or relating in any way to this Letter of Intent will, to the fullest extent permitted by law, be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The venue for such arbitration shall be conducted in the State of Pennsylvania. This Letter of Intent shall be governed by and construed and enforced in accordance with the laws of the State of California.

8. **Additional Conditions of the Acquisition.** The Parties shall not agree to any Acquisition Agreement unless the following provisions have been met:

a. Each party, in their sole determination, concluding that the Proposed Transaction makes economic sense.

b. The parties agreeing to a mutually acceptable consideration and transaction structure.

c. All necessary approvals, consents and filings shall have been obtained or made and all applicable legal requirements shall have been satisfied.

d. Approval by the Board of Directors and shareholders of each Company if required.

e. There shall not have been from the date of this Letter of Intent any material adverse change in the business, operations, financial condition or properties of the parties, or any event, which may result in such material adverse change.

f. PV completing an audit of its financial records for 2019 that is acceptable to FOMO, in the event that an audit is deemed to be necessary to complete the acquisition.

g. FOMO shall offer employment to certain agreed key employees of PV.

h. PV and key employees will agree to non-solicitation and non-competition agreements for a period not to exceed two years.

i. There will be standard indemnification provisions which shall have a period not to exceed two years, with aggregate liability to PV not to exceed 5% of the Base Purchase Price, any indemnification owed by PV may be offset against payment of the Deferred Purchase Price and/or the Earn-Out Amount.

j. FOMO shall only be liable for known and disclosed agreed liabilities. Any liabilities not otherwise agreed shall be subject to offset against payment of the Deferred Purchase Price and/or the Earn-Out Amount, not to exceed in the aggregate (including indemnification obligations) 5% of the Deferred Purchase Price.

l. FOMO will ensure that sufficient PV staff are retained and available to assist with virus cleaning product and service orders.

9. **Termination**. Except as expressly set forth herein, this Letter of Intent is non-binding, except for Section 3(d). This Letter of Intent shall terminate on the earlier of (i) the date FOMO and PV enter into the Acquisition Agreement, (ii) September 20, 2020, or (iii) in accordance with the provisions of the following two sentences. Subject to the provisions hereof, either PV or FOMO may terminate this Letter of Intent upon five (5) days written notice ("notice period") to the other party, in the event such party believes that an irreconcilable impasse in the negotiations of the Acquisition Agreement has occurred that cannot be resolved, or the party believes that the Agreement should not proceed for the reasons detailed in this Letter of Intent. Upon receipt of such notice this Letter of Intent shall terminate upon expiration of the notice period. The provisions of Paragraphs 3(d), 7, 10, 11 and 12 shall survive termination of this Letter of Intent.

10. **No Public Announcement**. Each of the parties agrees not to make any public announcement with regard to the transaction contemplated by this Letter of Intent without the prior written consent of the other, the consent for which is at the total discretion of such other party.

11. **Confidential Information**. The parties agree that (except as may be required by law) they will not disclose or use and they will cause their officers, directors, employees, representatives, agents, and advisors not to discuss the proposed transaction with third parties and will not disclose or use, any Confidential Information (as hereinafter defined) with respect to either party furnished, or to be furnished by such parties in connection herewith at any time or in any manner and they will not use such information other than in connection with the proposed transaction. For the purposes of this paragraph, "Confidential Information" means any information provided to the Buyer by or on behalf of the Shareholders or PV with respect to the Proposed Transaction, including but not limited to information obtained in accordance with Paragraph 4 hereof. If the Proposed Transaction is not consummated, each party will promptly return or delete all documents, contracts, records, or properties to the proper owner thereof. The provisions of this paragraph will survive the termination of this Letter of Intent. Because damages to either party resulting from violation

of the provisions of this paragraph would be considerable but difficult to ascertain, either party may enforce the provisions of this paragraph by means of an injunction in the appropriate court of competent jurisdiction in the Commonwealth of Virginia (and enforcement thereof may be had in any other court of competent jurisdiction) and be entitled to any other rights or remedies available at law of equity to such party.

12. **Non-Solicitation.**

a. Each party agrees that, for a period of two (2) years from the date this Letter of Intent is fully executed by the parties, neither they nor any of their affiliates will, without the prior written consent of the other party, directly or indirectly, solicit or hire for employment any person who is currently, or at any time during the period commencing on the date hereof through the date this Letter of Intent is terminated in accordance with Section 9 hereof, an officer or employee of the other party or any of its subsidiaries, provided that, nothing in this Section 12 shall preclude a party from (i) engaging in general solicitations of employment by means of general advertisements during the restriction period, or (ii) hiring anyone who (a) initiates discussions regarding such employment on an unsolicited basis, (b) responds to any public advertisement, or (c) has been terminated by a party prior to commencement of employment discussions. The provisions of this paragraph will survive the termination of this Letter of Intent. Because damages to either party resulting from violation of the provisions of this paragraph would be considerable but difficult to ascertain, either party may enforce the provisions of this paragraph by means of an injunction in the appropriate court of competent jurisdiction in the Commonwealth of Virginia (and enforcement thereof may be had in any other court of competent jurisdiction) and be entitled to any other rights or remedies available at law of equity to such party; or

b. FOMO agrees that, for a period of two (2) years from the date this Letter of Intent is fully executed by the parties, neither FOMO nor any of their affiliates will, directly or indirectly, solicit provide, sell, solicit in order to provide or sell, or market products or services that compete with the products or services provided by PV to any customer or client of PV the identity of which FOMO obtained pursuant to its review of the business, properties, affairs and books and records of PV.

Except for the provisions contained in Paragraphs 6, 7, 10, 11, and 12 above, this Letter of Intent is not intended to be a complete statement of, or a binding agreement between FOMO and PV nor intended to create any obligation or rights in either party to sell or purchase the outstanding Shares of stock of PV, or enter into any other transaction, it being agreed and understood that a binding commitment with respect to such transaction will only exist upon the execution and delivery of, and to the extent set forth in, a definitive agreement.

The proposal herein shall expire at 9:00 p.m. Central USA time, on August 23, 2020. Please sign and date this Letter of Intent in the spaces provided below to confirm our mutual understandings and your agreement to the binding provisions set forth in this Letter of Intent and return a signed copy to the attention of the undersigned. Counterparts and PDF or electronic transmission signatures are acceptable as originals.

FOMO CORP.

By:

Printed Name and Title: VIKRAM GROVER, CEO

Date: 08-20-2020

Acknowledged and Agreed to:

PURGE VIRUS LLC

By:______________________________

Printed Name and Title: CHARLES SZORADI, CEO

Date: 08-20-2020